Exhibit 10.4

EMPLOYMENT AGREEMENT

BETWEEN

MAM SOFTWARE GROUP, INC.

And

LEE BROAD

(Executive)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 1, 2013 (the “Effective Date”) is entered into by and between MAM Software Group, Inc., a Delaware corporation (the “Company”), and Lee Broad, an individual with a physical address at [_______] (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) has requested and the Executive has agreed to provide services to the Company as its Chief Technology Officer in order to continue his efforts on behalf of the Company; and

WHEREAS, the Board has determined that it is in the best interest of the Company, its affiliates, and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined Article Six herein); and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in this Agreement and pursuant to Delaware law; and

WHEREAS, as an inducement to serve and in consideration for such services, the Company has agreed to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in a separate agreement, which indemnification agreement is attached as an exhibit hereto and is incorporated herein by reference; and

WHEREAS, in order to accomplish these objectives and establish the rights, duties and obligations of the Parties, which shall be generally stated herein and which may be more fully stated in other agreements between the Parties, including equity-based agreements, indemnity agreements, and other employment or incentive related agreements as the Company or the Board may adopt from time to time, the Board has caused the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE

DEFINITIONS

1.           Definitions. As used in this Agreement:

1.1           The term “Accrued Obligations,” when used in the case of the Executive’s death or disability shall mean the sum of (1) that portion of the Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination and (2) any Severance Benefit due.

1.2           The term “Automatic Extension” shall have the meaning set forth in Section 2.2 herein.

1.3           The term “Base Salary” shall have the meaning set forth in Section 3.1 herein.

1.4           The term “Board” shall have the meaning set forth in the recitals.

1.5           The term “Cause” shall have the meaning set forth in Section 4.3 herein.

1.6           The term “Change of Control” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding Common Shares the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (x) a Company-sponsored recapitalization that is approved by the individuals who, as of the date of this Agreement, constitute the Company’s Board (the “Incumbent Board”); (y) a capital raise initiated by the Company where a majority of the Incumbent Board remains until the next annual shareholders’ meeting after the closing date of the raise; and (z) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the equity of the combined concern.

1.7           The term “Common Stock” shall mean the Common Stock, par value $0.0001, of the Company.

1.8           The term “Compensation Committee” shall mean the Compensation Committee of the Company.

1.9           The term “Company Group” shall mean the Company and any other corporation or trade or business required to be aggregated with the Company which constitutes a single Company under Code Section 414(b) or Code Section 414(c) with the Company, except that in applying Code Section 1563(a)(1), (2), and (3), the language “at least 50 percent” is used instead of “at least 80 percent.”

1.10         The term “Corporate Documents” shall mean the Company’s Certificate of Incorporation, as amended and/or its Bylaws, as amended.

1.11         The term “Effective Date” shall have the meaning set forth in the preamble.

1.12         The term “Good Reason” shall have the meaning set forth in Section 4.3(c) herein.

1.13         The term “Initial Term” shall have the meaning set forth in Section 2.2 herein.

1.14         The term “Separation from Service” shall mean the Executive’s termination of employment with the Company Group for any reason which constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Executive’s employment relationship with the Company Group is considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Executive will return to perform services for the Company Group and the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company under applicable law or contract. Solely for purposes of determining whether a Separation from Service has occurred, the Company will determine whether the Executive has terminated employment with the Company Group based on whether it is reasonably anticipated by the Company and the Executive that the Executive will permanently cease providing services to the Company Group, whether as an employee or independent contractor, or that the services to be performed by the Executive, whether as an employee or independent contractor, will permanently decrease to no more than 20% of the average level of bona fide services performed, whether as an employee or independent contractor, over the immediately preceding 36-month period or such shorter period during which the Executive was performing services for the Company Group. If a leave of absence occurs during such 36-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.

1.15         The term “Severance Benefit” shall have the meaning set forth in Section 4.6(b)(i) herein. The term may also be referred to as a “Severance Amount.”

1.16         The term “Without Cause” shall have the meaning set forth in Section 4.3(b) herein.

1.17         The term “Without Good Reason” shall have the meaning set forth in Section 4.3 herein.

ARTICLE TWO

POSITION & DUTIES

2.           Employment.

2.1          Title. The Executive shall serve as the Chief Technology Officer of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described in Section 2.3 herein.

2.2          Term. The Executive’s employment shall be for an initial term of two (2) year (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the second year anniversary of the Effective Date (“Automatic Extension”), and on each anniversary date thereof, for additional one (1) year periods unless, with respect to any such Automatic Extension, Executive’s employment is terminated by either party.

2.3          Duties and Responsibilities. The Executive shall report to the Chief Executive and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the Chief Executive Officer. During the term of this Agreement Executive shall, subject to the direction of the Chief Executive Officer, [________], and shall perform such duties as are customarily performed by the Chief Technology Officer of a company such as the Company or as are otherwise delegated to him from time to time by the Chief Executive Officer.

2.4          Performance of Duties. During the term of the Agreement, except as otherwise approved by the Board or as provided below, the Executive agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(a)          serving as a director or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any subsidiary and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its subsidiaries;

(b)          fulfilling speaking engagements;

(c)          engaging in charitable and community activities;

(d)          managing his personal business and investments; and

(e)          any other activity approved of by the Board. For purposes of this Agreement, any activity specifically listed on Schedule A shall be considered as having been approved by the Board.

2.5          Representations and Warranties of the Executive with Respect to Conflicts. Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(a)          his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity; and

(b)          he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.5; provided, further, that any investment specifically listed on Schedule A shall not be deemed a violation of this Section 2.5.

2.6          Activities and Interests with Companies Doing Business with the Company. In addition to those activities and interests of Executive disclosed on Schedule A attached hereto, Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities of any class of any publicly held corporation.

2.7          Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company; (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

2.8          Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be Barnsley, England, which shall include the metropolitan or suburban area within a 50-mile radius from the Company’s current office; provided, however, that it is understood and agreed that Executive’s responsibilities include frequent travel to the United States in respect of technology matters involving US products, services, sales, and technological initiatives related thereto.

ARTICLE THREE

COMPENSATION

3.           Compensation.

3.1          Base Salary. Executive shall receive an initial annual base salary of one hundred and fifty thousand British Pounds Sterling (125,000.00 GBP), payable monthly in arrears (the “Base Salary”) and subject to all applicable withholding requirements. The Base Salary shall be reviewed by the Board annually for adequacy.

3.2          Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Compensation Committee; provided, however, that no covenants in any then-existing debt facility or any then- outstanding debt issuance are or would be violated by payment of such Annual Incentive, if paid in cash. An Annual Incentive payment may be made in cash if such existing covenants have been specifically and explicitly waived in writing by any then-lender or investor; provided, however, that no Annual Incentive can be paid if the Company would be required to pay for such a waiver. Any unpaid Annual Incentive payment will be accrued or paid in Company common stock.

3.3          The actual earned Annual Incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved and will be decreased or increased for under- or over- performance. Except as specifically provided herein, Executive’s Annual Incentive will be subject to the terms and conditions of a formal bonus plan that may be adopted by the Compensation Committee from time to time; provided, that if there is no formal bonus plan that has been established by the Company, the Executive’s Annual Incentives shall be established each year by the Compensation Committee.

3.4          Long Term Incentives.

(i)          Long-Term Ongoing Performance Equity Incentive. Executive will be eligible to receive long-term performance equity incentives at a level and on conditions as the Compensation Committee shall establish. Any long-term incentive will be subject to terms and conditions of the Company’s 2007 Stock Incentive Plan (the “LTIP”), or any successor thereto, or any other equity-based compensation plan that may be established by the Committee and approved by the shareholders. In addition, any long-term incentive will be subject to the Committee’s standard terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives.

(ii)         Stock Grant. Executive will be granted 250,892 restricted common shares of MAM Software Group, Inc. (the “Stock Grant”) as part of his equity compensation component. The stock will vest as follows:

a.           20% of the Stock Grant will vest when the price of the Common Stock of the Parent has reached $6 per share.

b.           30% of the Stock Grant will vest when the price of the Common Stock of the Parent has reached $7 per share.

c.           30% of the Stock Grant will vest when the price of the Common Stock of the Parent has reached $8 per share.

d.           20% of the Stock Grant will vest when the price of the Common Stock of the Parent has reached $9 per share.

3.5          Participation In Benefit Plans.

(a)          Retirement Plans. Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(b)          Employee Benefit Plans and Insurance. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate Executive to accept such benefits if and when they are offered.

(c)          Vacation.

(i)          The Executive shall be entitled to five (5) weeks of vacation, with pay. No more than 1.5 times (1.5x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance cannot be retroactively reapplied.

(ii)         Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the business by the Company due to a reduction in force, by Executive upon retirement, by his resignation for Good Reason (as defined herein), or upon his death or disability, provided that Executive has been a regular full-time employee for three calendar months prior to such event. Termination of employment for Cause by the Company, or Executive’s resignation (including any resignation that is without Good Reason), will result in the forfeiture of any unused paid vacation credit.

(d)          Paid Holidays. The Executive shall be entitled to such paid holidays as are generally available to all employees.

3.6          Relocation and Business-related Expenses. In the event that Executive is required to move from his primary residence and consents to such move, then Executive shall be provided with relocation assistance as provided below:

(a)          Housing and Temporary Lodging. The Company will pay the costs, for the Executive and his family, of house-hunting trips and the cost of transporting the Executive, his spouse, furniture, household effects, and vehicles, to the area in which the Company will be headquartered. In addition, the Company will pay the cost of the Executive’s travel, temporary living expenses, including housing, whether hotel or apartment, and meals, during the period prior to the Executive’s move to the city in which the Company will be headquartered.

(b)          Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States or United Kingdom, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the Executive’s country of residence (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

(c)          Transportation Allowance. The Executive shall be entitled to a company car in accordance with MAM Software Ltd.’s Company Car scheme.

3.7          Severance Benefit. In the event that Executive’s employment is terminated, other than for Cause, Executive shall receive severance pursuant to Section 4.6(b)(i) herein.

3.8          Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

ARTICLE FOUR

TERMINATION OF EMPLOYMENT

4.1          Events of Termination. Executive’s employment, the Employment Period, the Base Salary, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 4):

(a) upon the death of the Executive;

(b) upon termination of employment due to the Disability of the Executive;

(c) upon termination by the Company for Cause;

(d) upon resignation of employment by the Executive without Good Reason;

(e) upon termination by the Company without Cause;

(f) upon the resignation of employment by Executive for Good Reason.

Upon termination of Executive’s employment, as provided above or otherwise, Executive’s rights respecting benefits, stock options, restricted stock, and other equity awards will be determined under the applicable plan or program providing the same.

4.2         Definition and Determination of Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

4.3         Definition of “Cause,” “Without Cause,” and “Good Reason.”

(a)         Termination for Cause.

The Executive’s employment hereunder may be terminated for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)          the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman of the Company, which specifically identifies the manner in which the Board or the Chairman of the Company believes the Executive has not substantially performed the Executive’s duties; or

(ii)         the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chairman or another Board Member of Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board then in office, excluding the Executive, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(iii)        Executive’s material violation of any Company policy or code of ethics or conduct that may be in force from time to time;

(iv)        the appropriation (or attempted appropriation) of a material business opportunity of the Company without first presenting it to the Company in writing and giving it a reasonable opportunity to accept or reject such opportunity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(v)         the Executive’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime, or the entering of a guilty plea or a plea of non contendere for any other crime for which imprisonment is a punishment.

(vi)        the misappropriation (or attempted misappropriation) of any of the Company’s funds or property.

(b)         Termination without Cause.

The determination of whether the Executive’s employment is terminable for Cause shall be made solely by the Company’s Board of Directors, which shall act in good faith in making such determination. All terminations by the Company that are not for Cause, or on the occasion of the Executive’s death or disability shall be considered Without Cause.

(c)         Termination for Good Reason.

The Executive’s employment hereunder may be terminated for Good Reason. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events arising without the express written consent of the Executive, but only if the Executive notifies the Company in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of thirty (30) days from receipt of such notice, and the Executive resigns effective no later than thirty (30) days following the Company’s failure to cure the event:

(i)          a material diminution in the Executive’s Base Salary;

(ii)         a material diminution in the Executive’s authority, duties, or responsibilities (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Section 2.3 of this Agreement, or any other action by the Company that results in a diminution in such position, duties, functions, responsibilities or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive as provided for herein;

(iii)        a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to any corporate officer or employee instead of reporting directly to the Chief Executive Officer or the Board of Directors of the Company;

(iv)        a material diminution in the budget over which the Executive retains authority;

(v)         the Company or a subsidiary thereof requiring the Executive to be permanently based anywhere other than within fifty (50) miles from the location other than as provided in Section 2.8 of this Agreement;

(vi)        any other action that constitutes a material breach by the Company of the Agreement;

(vii)       the Executive’s ceasing to be the highest ranking executive officer of the Company; or

(viii)      Any failure by the Company to comply with and satisfy Section 7.1 of this Agreement.

A resignation of employment by Executive for any other reason or under any other circumstances will be a resignation “Without Good Reason.”

4.4          Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Section 4.1(a)) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for Disability, Cause, or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 4.5 below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 60 days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.5          Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of the Executive’s employment hereunder, which date shall be (a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (b) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (c) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, and (d) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given; provided, however, that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.6          Obligations of the Company upon Termination.

(a)          General. Should Executive’s employment with the Company be terminated by the Company Without Cause or should Executive resign his employment with the Company for Good Reason, then, subject to Executive executing, and failing to revoke during any applicable revocation period, the Severance Agreement and General Release attached as Exhibit A to this Agreement within time period provided immediately herein, after Executive’s termination of employment, the Company will provide to Executive the following:

(b)          Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company (or applicable affiliated company) shall terminate the Executive’s employment hereunder other than for Cause or Disability or the Executive shall terminate the Executive’s employment for Good Reason:

(i)          the Company shall pay to the Executive (either in a lump sum or on in equal monthly installments over a twelve (12) month period after the Date of Termination, at the Company’s option) an amount equal to 12 months salary at the level of the Executive’s Base Salary then in effect, (such 12 months amount is hereinafter referred to as the “Severance Amount”);

(ii)         all stock appreciation rights and restricted stock shall immediately vest;

(iii)        all vested stock options and stock appreciation rights shall be payable in Common Stock;

(iv)        all performance share units that would vest in the course of any fiscal year shall vest on a pro rata basis; and

(v)         to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any annual bonus plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(c)          Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(d)          Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant to the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(e)          Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive other than the obligation to pay to the Executive Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates the Executive’s employment during the Employment Term, and such termination is Without Good Reason, this Agreement shall terminate without further compensation obligations to the Executive, other than for the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the effective date of the Executive’s voluntary termination and the timely payment or provision of the Other Benefits, as provided in any applicable plan, and the Executive shall have no further obligations nor liability to the Company. In such case, any amounts owed to the Executive shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination subject to applicable laws and regulations.

4.7          Change of Control.

(a)          If, within 12 months after a Change of Control, Executive’s position is terminated by the Company without Cause or Executive resigns his employment for Good Reason, then, subject to Executive executing, and failing to revoke during any applicable revocation period, the Severance Agreement and General Release attached as Exhibit A to this Agreement within forty-five (45) days after Executive’s termination of employment, the Executive shall be entitled to such benefits as if he were terminated Without Cause or For Good Reason.

(b)          Subject to Section 4.8 or any other agreement between the Company and the Executive that may be entered between them from time to time, such lump sum payments under this Section 4.7 will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated. Upon Executive’s execution and delivery of Exhibit A, a Company representative will execute and deliver to Executive Exhibit A. assuming the requirements of this Agreement have been met. Severance payments do not result in extending employment beyond the termination date.

4.8          Code Section 409A.

(a)          General. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his Separation from Service from the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and if any amounts otherwise payable pursuant to this Agreement within the first six (6) months following the Executive’s Separation from Service would be subject to the excise tax imposed by Section 409A of the Code, then payment of such portion of the benefits subject to the excise tax shall be suspended and shall be paid in a lump sum to the Executive on the first business day following the expiration of six (6) months from the date of the Executive’s Separation from Service.

(b)          409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Internal Revenue Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Internal Revenue Code Section 409A. To the extent any amount payable to Executive from Company, per this Agreement or otherwise, would trigger the additional tax imposed by Internal Revenue Code Section 409A, the parties agree to adopt any necessary amendments to this Agreement in order to avoid such additional tax.

ARTICLE FIVE

INDEMNIFICATION

5.           Indemnification. The Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in the Indemnity Agreement substantially in the form attached as Exhibit B hereto.

ARTICLE SIX

CONFIDENTIALITY

6.          Confidentially; Non-Competition; and Non-Solicitation.

6.1           Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company is engaged in the automotive software business, (b) maintains secret and confidential information, (c) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (d) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

6.2           Non-Competition. During Executive’s employment with the Company and for so long as Executive receives any Severance Benefit or is receiving any Severance Amount provided under this agreement in respect of the termination of his employment, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. For purposes of this Agreement, a lump sum payment equivalent made to Executive shall be judged in relation to his most recent annual base salary to determine whether Executive is continuing to receive a Severance Benefit or Severance Amount and shall be measured from the date such payment is received. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

6.3           Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company; provided, however, that in the event an employee with whom the Executive had a preexisting relationship prior to his employment with the Company individually elects to resign as a consequence of the Executive’s having left the Company’s employ, this non-solicitation provision in this Section 6.3 shall not prohibit their subsequent association. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

ARTICLE SEVEN

MISCELLANEOUS

7.          Miscellaneous.

7.1           Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company expressly to assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

7.2           Covenants of Article VI Are Essential Independent Covenants. The covenants by Executive in Article VI are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

If Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Article VI.

7.3           Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction except as may apply to the Executive pursuant to applicable employment or related laws of the United Kingdom; provided, however, that Delaware law shall govern with respect to the Executive’s rights under a Change of Control.

7.4           Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

7.5           Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

7.6           Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

7.7           Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

7.8           Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

7.9           No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

7.10         Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

7.11         Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

7.12         Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

7.13         Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Articles 5 and 6 shall survive termination of this Agreement.

7.14         Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions in Exhibit B hereto or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.15         Modifications and Waivers. Notwithstanding any other provision of this Agreement, the indemnification provisions in Exhibit B hereto and the Change of Control provisions in Article Seven herein, may be amended from time to time to reflect changes in Delaware law or for other reasons.

7.16         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)	if to Executive:

Lee Broad Units 5, 6, & 7,
Maple Park, Maple Court,
Tankersley,
Barnsley, S75 3DP, UK

(b)	if to the Company:

MAM Software Group, Inc.
c/o Robinson Brog
875 3rd Avenue – 9th Floor
New York, NY 10022
Attn: Chairman, Compensation Committee

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

7.17         No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Delaware law or the Company’s Corporate Documents.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

MAM SOFTWARE GROUP, INC.		EXECUTIVE

By:		By:
Name:	Dwight Mamanteo	Name:	Lee Broad
Title:	Chairman, Compensation Committee

Schedule A

Outside Activities/Investments

Lee Broad

Company or Project Name	Nature of Business	Date Hired or Commenced Involvement	Position	Compensation	Annual Time Commitment, (time away from office)

Dated: July 1, 2013

Initials:              Executive: ______      Company: _______

Exhibit A

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is entered into by and between Lee Broad (“Executive”) and MAM Software Group, Inc. (hereinafter the “Company”) (Executive and the Company are each a “party” to this Agreement and, when collectively referenced herein, Executive and the Company shall be referred to as the “Parties”), and is made and entered into with reference to the following facts:

RECITALS

WHEREAS, Executive was hired by the Company in 200_ and has held the position of the Company’s Chief Technology Officer since July 1, 2013, and

WHEREAS, Executive’s employment with the Company has been terminated effective __ (the “Termination Date”); and

WHEREAS, the Company and Executive desire to resolve, fully and finally, any and all claims or disputes that exist or may exist between them through the date of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and premises contained herein, the Parties hereto agree as follows:

1.          Agreement by the Company. Prior to the execution of this Agreement, Company will pay Executive all Base Salary and for the value of all unused vacation earned through the date of termination. Company will also pay Executive for any Target Bonus awarded by the Board of Directors but not yet paid. In exchange for Executive’s agreement to the releases and other terms and conditions of this Agreement, the Company agrees to provide Executive, after the Effective Date (as defined below) of this Agreement, a total gross lump sum payment of $___, which is equal to (a) 1 year of his Base Salary based upon his current Base Salary of $___; (b) plus $___, which is equal [_________]. [Insert other benefits if applicable.]

2.          Agreement by the Executive. By signing this Agreement and accepting the payment set forth in Section 1 above, Executive agrees to be bound by the terms of this entire Agreement. Executive further agrees to be bound by the surviving terms of the agreements he entered into as an employee of the Company.

3.          Release of Claims. In exchange for the consideration provided in Section 1 above, Executive hereby expressly waives, releases, acquits and forever discharges the Company and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (hereinafter the “Released Parties” or “Releasees”), from any and all claims, demands, and causes of action which Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of Executive’s execution of this Agreement. As used in this paragraph, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, constructive discharge claims, emotional distress claims, public policy claims, wage claims, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, claims for the Company’s stock or options to purchase the Company’s stock, claims for vesting or accelerated vesting of options to purchase the Company’s Common Stock, claims for defamation, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or their equivalent in the United Kingdom and any other federal, state or local statute governing any aspect of the employer/employee relationship.

4.          Release of Claims for Age Discrimination. Without in any way limiting the generality or scope of Section 3 of this Agreement, Executive hereby understands and agrees to release any and all claims, rights or benefits Executive has or may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621, et seq., (or its equivalent in the United Kingdom) as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, without limitation.

5.          Release of Unknown Claims. Executive understands and agrees, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all claims, rights or benefits that Executive may have which are unknown to Executive at the time of the execution of this Agreement.

6.          Indemnification Agreement. Executive’s and Company’s rights and responsibilities under the Indemnification Agreement dated [______] between Executive and Company will continue in effect and will not be affected by this Agreement.

7.          Sufficiency of Consideration. Executive acknowledges and agrees that absent this Agreement, Executive has no legal entitlement to the consideration provided in this Agreement and that the consideration represents good and sufficient value for the releases and other agreements of Executive set forth in this Agreement.

8.          Non-Admission of Liability. Executive understands that the Company denies that it has engaged in any wrongdoing whatsoever in connection with its dealings with Executive and that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company and/or the Released Parties.

9.          Consultation with an Attorney. Executive is advised to consult with an attorney of his choosing prior to entering into this Agreement.

10.         Acceptance of Agreement. Executive has up to twenty-one (21) days after the Termination Date to consider this Agreement and Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement by delivering written notice of revocation to the Secretary of the Company’s Board of Directors, no later than five (5:00) p.m. on the seventh (7th) day after execution. Executive received this Agreement on ___, 2013. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by Executive, is not received by the Secretary of the Company’s Board of Directors, on or before ___, 201___.

11.         Effective Date of Agreement. This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of Executive’s execution of this Agreement (the “Effective Date”), provided that Executive has executed and submitted to the Company the executed original of this Agreement in a timely manner as set forth in Section 10 and Executive has not exercised Executive’s right to revoke this Agreement as set forth in Section 10.

12.         No Filing of Claims. Executive represents and warrants that Executive does not presently have on file, and further represents and warrants that Executive will not hereafter file, any claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date of Executive’s execution of this Agreement.

13.         Ownership of Claims. Executive represents and warrants that Executive is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to Executive’s employment with the Company and/or the resignation thereof.

14.         Successors and Assigns. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive’s representatives, heirs, executors, administrators, successors, and assigns.

15.         Tax Liability. Executive acknowledges and agrees that he has obtained no advice from Releasees (defined above) and that neither Releasees, nor their attorneys, have made any representation regarding the tax consequences, if any, of Executive’s receipt of the settlement amounts and other consideration provided for in this Agreement. Executive further acknowledges and agrees that he is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to indemnify the Company and hold the Company harmless for any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to Executive under this Agreement.

16.         Attorneys’ Fees. Executive understands and agrees that in any dispute between Executive and the Company regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute.

17.         Confidentiality. Executive understands and agrees that the terms and existence of this Agreement and any other terms or information relating to the resignation of Executive’s employment with the Company are strictly confidential and may not be disclosed to any other person or entity, with the exception of Executive’s immediate family members and legal and financial advisors.

18.         Continuing Obligations. Executive and Company understand and agree that certain obligations set forth in the Executive Employment Agreement between the Parties of July 1, 2013, as it may have been amended from time to time, a copy of which is attached hereto (at the time of execution) as Exhibit A and incorporated herein by this reference, continue beyond termination of his employment with the Company. Those obligations include those set forth in Sections [______] of that Agreement. Executive further understands and agrees that a breach of any continuing obligation contained in the Company’s Executive Employment Agreement shall also constitute a breach of this Agreement.

19.         Non-Disparagement. Executive agrees that he will not disparage or in any way criticize the Company and/or its officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Section is intended to prevent Executive from testifying truthfully in any legal proceeding.

20.         Headings. The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

21.         Integration. This Agreement, and the surviving provisions of the accompanying Exhibit A, constitute an integrated; written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Executive represents and warrants that he is not relying on any promises or representations which do not appear written herein. Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

22.         Delaware Law Applies. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Delaware applicable to contracts executed and performed in Delaware without giving effect to conflicts of law principles, except where the Executive has rights under the laws of the United Kingdom.

23.         Severability. Executive agrees that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

24.         Execution by Counterparts/Facsimile. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties signed the same document.

EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date provided below.

Exhibit B

Indemnification Agreement